Exhibit 99.1
For Release: Tuesday, Jan. 15, 2013, 4:15 p.m. EST

GM Expects Profits to Grow in 2013 on New Vehicles

DETROIT - General Motors Co. (NYSE: GM) forecasts modest global industry growth in 2013 driven by the United States and China, while Europe is expected to experience further contraction. Based on this outlook and a strong cadence of new vehicle introductions, the company expects its global profitability to rise modestly in 2013 on an earnings before interest and tax (EBIT) adjusted basis, with improvements anticipated from each region.

The outlook was shared with investment analysts attending the Deutsche Bank 2013 Global Auto Industry Conference in Detroit.

“Our portfolio of new, world-class vehicles puts us on a strong footing to grow profitably,” said Dan Ammann, GM senior vice president and chief financial officer. “We're launching more vehicles globally than at any time in our history and some of our most important models are targeting the two largest markets in the world - the U.S. and China.”

The U.S. product renaissance, which started in 2012, will see 70 percent of GM's portfolio completely refreshed by the end of 2013. In 2011, GM and its joint venture partners in China began the rollout of more than 60 new or upgraded models that will hit the market there through 2015.

Some of the key vehicles launching around the world include the Chevrolet Silverado and GMC Sierra full-size pickups, Chevrolet Impala and Corvette Stingray, and Cadillac CTS in North America; the Opel Adam, Cascada and Mokka, and Chevrolet Trax in Europe; the Chevrolet Onix and Spin in South America; and the Cadillac XTS and Chevrolet Sail in China.

2012: Fortress Balance Sheet Reinforced, Challenges Met, Progress Made

Ammann noted that 2012 was a year in which the company improved its competitiveness, positioning it for sustained, positive growth.

•	GM South America results - returned region to profitability

•	GM Europe action - outlined plan to break even by mid-decade

•	Pension risk lowered - reduced by $29 billion

•	Financial flexibility increased - obtained an investment grade $11 billion revolver

•	Continued strong liquidity - total liquidity of $37.5 billion (Q3, 2012)

•	Capital expenditures increased - total of approximately $8 billion for 2012

•	Ownership by U.S. Treasury - overhang addressed and capital returned

•	GM Financial expanded - acquisition of Ally international operations to help close financing gap with coverage in 80 percent of markets where GM competes

“We've developed a fortress balance sheet, our brands are getting stronger, and we've been disciplined in running our business,” Ammann said. “We're now positioned to take a 'straight-line' investment approach to vehicle development so that we can sustain profitability throughout the business cycle.”

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM's brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

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CONTACT:
Tom Henderson
GM Financial Communications
313-410-2704
tom.e.henderson@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; the overall strength and stability of our markets, particularly Europe; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.